EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                             NETSALON CORPORATION

     The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for the Corporation:

                                   ARTICLE ONE

     The name of the Corporation is:  NetSalon Corporation.

                                   ARTICLE TWO

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its Registered Agent at the above address is Corporation Trust Company.

                                 ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

     The aggregate number of shares which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock"; and Twenty Million (20,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at
the discretion of the Board of Directors.   In establishing a series the Board
of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware.

     1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.




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Dividends in cash, property or shares of the Corporation may be paid upon the
Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

     2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

     3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

     4. Voting Rights. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.


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     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

                                 ARTICLE FIVE

     The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws. Unless, and except to the extent that, the By-Laws of the Corporation so require, the election of directors need not be by written ballot. The initial board of directors of the Corporation shall consist of one director who shall be Mark Manuel, Suite 134-554, 4835 North O'Conner Boulevard, Irving, Texas 75062, who shall be the sole director until his successors are elected.

                                  ARTICLE SIX

     The board of directors of the Corporation may from time to time adopt, amend or repeal the Corporation's By-Laws, subject to the power of the stockholders to adopt any By-Laws or to amend or repeal any By-Laws adopted, amended or repealed by the board of directors.

                                 ARTICLE SEVEN

     To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitations or elimination of the liability of directors, no director will be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act of that director occurring prior to the time of such repeal or amendment.

                                 ARTICLE EIGHT

     The name and address of the Incorporator are as follows:

               Name                          Address

          Jon D. Sawyer       c/o Krys Boyle Freedman & Sawyer, P.C.
                              600 Seventeenth Street, Suite 2700 South
                              Denver, Colorado 80202

     THE UNDERSIGNED INCORPORATOR, for the purposes of forming the corporation, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly has set his hand on September 28, 2000.


                              /s/ Jon D. Sawyer
                              Jon D. Sawyer, Incorporator

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